UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Applied Industrial Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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APPLIED INDUSTRIAL TECHNOLOGIES, INC.
1 APPLIED PLAZA
CLEVELAND, OHIO 44115
(216) 426-4000
www.applied.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We are pleased to invite you to the 2008 annual meeting of the shareholders of Applied Industrial Technologies, Inc. The meeting will be at our headquarters, 1 Applied Plaza, East 36th Street and Euclid Avenue, Cleveland, Ohio, 44115 on Tuesday, October 21, 2008, at 10:00 a.m., Eastern Time. The meeting will be held for the following purposes:

1. Electing four directors for a three-year term, and

2.	Voting on a proposal to ratify the appointment of independent auditors for the fiscal year ending June 30, 2009.

Shareholders of record at the close of business on August 22, 2008, are entitled to vote at the meeting. The transfer books will not be closed. A list of shareholders as of the record date will be available for examination at the meeting.

The attached proxy statement describes the business of the meeting and other information about our corporate governance. After the meeting, we will report on our operations and other matters of interest.

Fred D. Bauer
Vice President-General Counsel
& Secretary

September 5, 2008

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
PLEASE PROMPTLY VOTE BY TELEPHONE, VIA THE INTERNET, OR BY EXECUTING AND
RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.
VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on October 21, 2008.

The Proxy Statement and 2008 Annual Report to Shareholders are available at
www.applied.com/proxy

PROXY STATEMENT

INTRODUCTION AND VOTING INFORMATION

In this statement, “we,” “our,” “us,” and “Applied” all refer to Applied Industrial Technologies, Inc., an Ohio corporation. Our common stock, without par value, is listed on the New York Stock Exchange with the ticker symbol “AIT.”

What is the proxy statement’s purpose?

The proxy statement summarizes information you need to vote at our 2008 annual meeting of shareholders to be held on Tuesday, October 21, 2008, at 10:00 a.m., Eastern Time, at our headquarters, and any adjournment of that meeting. We are sending the proxy statement to you because Applied’s Board of Directors is soliciting your proxy to vote your shares at the meeting. The proxy statement and the accompanying proxy card are being sent to shareholders of record on or about September 5, 2008.

On what matters are shareholders voting?

•	The election of four directors, and

•	A proposal to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as Applied’s independent auditors for the fiscal year ending June 30, 2009.

Who may vote and what constitutes a quorum at the meeting?

Only shareholders of record at the close of business on August 22, 2008, may vote. As of that date, there were 42,326,469 outstanding shares of Applied common stock, without par value. The holders of a majority of those shares will constitute a quorum to hold the meeting. A quorum is necessary for valid action to be taken.

We have no class or series of shares outstanding other than our common stock.

How many votes do I have?

Each shareholder is entitled to one vote per share.

How do I vote?

The answer depends on whether you hold the shares directly in your name, or through a broker, trustee, or other nominee, such as a bank.

•	Shareholder of record. If your shares are registered directly in your name with our registrar, Computershare Investor Services LLC, you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares, by telephone, via the Internet, or by mailing your signed proxy card in the postage-paid envelope provided. The card indicates the number of shares you own and provides voting instructions.

•	Beneficial owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person is considered the shareholder of record. We sent these proxy materials to that other person, and they have been forwarded to you with a voting instructions card. As the shares’ beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote, and you are also invited to attend the meeting. Please refer to the information your broker, trustee, or other nominee provided to see what voting options are available to you.

•	Beneficial owner of shares held in Applied’s Retirement Savings Plan and Supplemental Defined Contribution Plan. If you own shares in one of these company plans, then you may direct the plan’s trustee how to vote your shares by telephone, via the Internet, or by mailing your signed voting instructions card in the postage-paid envelope provided.

Votes submitted by telephone or online for shares held in the Retirement Savings Plan or Supplemental Defined Contribution Plan must be received by Thursday, October 16, 2008; votes by telephone or online for other shares must be received by Monday, October 20, 2008.

If you attend the meeting and vote in person, a ballot will be available when you arrive. If, however, your shares are held in the name of your broker, trustee, or other nominee, you must bring a valid proxy from that party giving you the right to vote the shares.

What if I don’t indicate my voting choices?

If Applied receives your proxy in time to use at the meeting, your shares will be voted according to your instructions. If you have not indicated otherwise on the proxy you submit, your shares will be voted as the Board of Directors recommends on the two matters identified above. In addition, the proxies will vote your shares according to their judgment on other matters brought before the meeting.

What effect do abstentions and broker non-votes have?

Brokers holding shares for beneficial owners must vote the shares according to instructions they receive from the owners. If instructions are not received, then brokers may vote the shares at their discretion, except if New York Stock Exchange (“NYSE”) rules preclude brokers from exercising discretion relative to a specific type of proposal — this is called a “broker non-vote.” Under NYSE rules, brokers will have discretionary authority to vote on Items 1 and 2, so there should be no broker non-votes.

The affirmative vote of a majority of the votes cast at the meeting is required to approve Item 2. In determining the votes cast on the item, abstentions will not count as votes cast and, accordingly, will not affect the vote’s outcome.

What does it mean if I receive multiple sets of proxy materials?

Receiving multiple sets of proxy cards usually means your shares are held in different names or different accounts. Please respond to all of the proxy solicitation requests to ensure all of your shares are voted.

May I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by notifying Applied’s Secretary in writing, voting a second time by telephone or via the Internet, returning a later-dated proxy card, or voting in person. Your presence at the meeting will not by itself revoke the proxy.

Who pays the costs of soliciting proxies?

Applied pays the costs of soliciting proxies. We will also pay the standard charges and expenses of brokers or other nominees for forwarding these materials to and obtaining proxies from beneficial owners. Directors, officers, and other employees, acting on our behalf, may solicit proxies. We have also retained Morrow & Co., at an estimated fee of $7,000 plus expenses, to aid in soliciting proxies from brokers and institutional holders. In addition to using the mail, proxies may be solicited personally, and by telephone, facsimile, or other electronic means.

Who counts the votes?

Computershare Investor Services LLC will act as inspector of election and tabulate the votes.

ITEM 1 — ELECTION OF DIRECTORS

Applied’s Code of Regulations divides our Board of Directors into three classes. The directors in each class are elected for three-year terms so that the term of office of one class expires at each annual meeting. At the 2008 annual meeting, the shareholders will elect directors for a three-year term expiring in 2011 or until their successors have been elected and qualified. Pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected.

The Board’s Corporate Governance Committee recommended, and the Board has approved, the nomination of four persons for election as directors: L. Thomas Hiltz, John F. Meier, David L. Pugh, and Peter C. Wallace. All are incumbents who were most recently elected at the 2005 annual meeting. The Board renominated them following the Corporate Governance Committee’s review and evaluation of their performance.

The directors serving for terms expiring in 2009 and 2010 will continue in office.

The proxies named on the proxy card accompanying the materials sent to shareholders of record intend to vote for the four nominees unless authority is withheld. If a nominee becomes unavailable to serve, the proxies reserve discretion to vote for any other person or persons who may be nominated at the meeting and/or to vote to reduce the number of directors. We are not aware of any existing circumstance that would cause a nominee to be unavailable to serve.

The Board of Directors recommends that the shareholders vote FOR the nominees.

Below we show information about the nominees and the directors continuing in office. Unless otherwise stated, the individuals have held the positions indicated for the last five years.

Nominees for Election as Directors with Terms Expiring in 2011

L. Thomas Hiltz

Director since 1981, member of Corporate Governance Committee

Business Experience. Mr. Hiltz, age 62, is an attorney in Covington, Kentucky and is one of five trustees of the H.C.S. Foundation, a charitable trust which has sole voting and dispositive power with respect to 600,000 shares (as of June 30, 2008) of Applied stock.
John F. Meier

Director since 2005, member of Executive Organization & Compensation Committee

Business Experience. Mr. Meier, age 60, is Chairman and Chief Executive Officer of Libbey Inc., a leading supplier of tableware products in the U.S. and Canada, in addition to supplying to other key international markets.

Other Directorships. Cooper Tire & Rubber Company, Libbey Inc.
David L. Pugh

Director since 2000, member of Executive Committee

Business Experience. Mr. Pugh, age 59, is Applied’s Chairman & Chief Executive Officer.

Other Directorships. Hexcel Corporation, OM Group, Inc.
Peter C. Wallace

Director since 2005, member of Corporate Governance Committee

Business Experience. Mr. Wallace, age 54, has served as President and Chief Executive Officer, and a director, of Robbins & Myers, Inc. since July 2004. Robbins & Myers is a leading designer, manufacturer, and marketer of highly engineered, application-critical equipment and systems for the pharmaceutical, energy, and industrial markets worldwide. Prior to July 2004, Mr. Wallace was President and Chief Executive Officer of IMI Norgren Group, a manufacturer of sophisticated motion and fluid control systems for original equipment manufacturers.

Other Directorship. Robbins & Myers, Inc.

Continuing Directors with Terms Expiring in 2009

Thomas A. Commes

Director since 1999, member of Audit and Executive Committees

Business Experience. Until his retirement in 1999, Mr. Commes, age 66, was President and Chief Operating Officer, and a director, of The Sherwin-Williams Company, a manufacturer, distributor, and retailer of paints and painting supplies. His career included service as that company’s Chief Financial Officer.

Other Directorship. Agilysys, Inc.

Peter A. Dorsman

Director since 2002, member of Corporate Governance Committee

Business Experience. Mr. Dorsman, age 53, has served as Senior Vice President, Global Operations for NCR Corporation since October 2007. NCR is a global technology company providing assisted- and self-service solutions and comprehensive support services that address the needs of retail, financial, travel, healthcare, hospitality, gaming and public sector organizations in more than 100 countries. He joined NCR in April 2006 as Vice President and General Manager of its Systemedia business. He had been Executive Vice President & Chief Operating Officer (from 2000 to June 2004) of The Standard Register Company, a leading provider of information solutions for financial services, healthcare, manufacturing, and other markets worldwide.

J. Michael Moore

Director since 1997, member of Audit Committee

Business Experience. Mr. Moore, age 65, is President of Oak Grove Consulting Group, Inc. He was Chairman and Chief Executive Officer of Invetech Company, a distributor of bearings, mechanical and electrical drive system products, industrial rubber products, and specialty maintenance and repair products, prior to its acquisition by Applied in 1997.

Dr. Jerry Sue Thornton

Director since 1994, member of Corporate Governance Committee

Business Experience. Dr. Thornton, age 61, is President of Cuyahoga Community College, the largest multi-campus community college in Ohio.

Other Directorships. American Greetings Corporation, National City Corporation, RPM, Inc.

Continuing Directors with Terms Expiring in 2010

William G. Bares

Director since 1986, member of Executive and Executive Organization & Compensation Committees

Business Experience. Mr. Bares, age 67, was The Lubrizol Corporation’s Chairman until his retirement from that post in December 2004. He was also Lubrizol’s Chief Executive Officer until April 2004. Lubrizol is a premier specialty chemical company focused on providing innovative technology to global transportation, industrial, and consumer markets.

Other Directorship. KeyCorp

Edith Kelly-Green

Director since 2002, member of Audit Committee

Business Experience. Until her retirement in October 2003, Ms. Kelly-Green, age 55, was Vice President and Chief Sourcing Officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation.

Stephen E. Yates

Director since 2001, member of Executive Organization & Compensation Committee

Business Experience. Mr. Yates, age 60, joined KeyCorp, one of the nation’s largest bank-based financial services companies, as Executive Vice President and Chief Information Officer in September 2004. He had been President of USAA Information Technology Company until May 2004.

ITEM 2 — RATIFICATION OF AUDITORS

Subject to shareholder ratification, the Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending June 30, 2009. The committee made the appointment after evaluating the firm and its performance. Deloitte & Touche has confirmed it is not aware of any relationship between the firm (and its affiliates) and Applied that may reasonably be thought to bear on its independence.

Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates billed the following fees, including expenses, to Applied for fiscal years 2008 and 2007:

Type of Fees	Fiscal 2008 ($)	Fiscal 2007 ($)
Audit Fees	933,800	915,300
Audit-Related Fees	53,500	15,100
Tax Fees	215,700	147,400
All Other Fees	3,900	0

Audit-Related Fees in 2008 were for acquisition due diligence ($35,000), and miscellaneous accounting research projects and reports ($18,500), and in 2007 were for acquisition due diligence ($5,100), and miscellaneous accounting research projects and reports ($10,000).

Tax Fees in 2008 were for tax compliance and return preparation ($65,300) and consulting ($150,400) and in 2007 were for tax compliance and return preparation ($65,000) and consulting ($82,400).

All Other Fees in 2008 were for an annual subscription to an accounting research tool.

The Audit Committee pre-approves the services performed by the independent auditors to assure that the provision of the services does not impair the auditors’ independence. If a type of service to be provided is not included in the committee’s general pre-approval, then it requires specific pre-approval. In addition, any services exceeding pre-approved cost levels require additional committee pre-approval. The committee has delegated pre-approval authority to its chair, provided that the committee reviews the chair’s action at its next regular meeting. The committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent auditors.

Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying Deloitte & Touche’s appointment. Ratification requires the affirmative vote of a majority of the shares cast at the meeting. If Deloitte & Touche withdraws or otherwise becomes unavailable for reasons not currently known, the proxies will vote for other independent auditors, as they deem appropriate.

We expect one or more Deloitte & Touche representatives to be present at the meeting. They will have the opportunity to make a statement and we expect them to be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR ratifying the appointment of the independent auditors.

CORPORATE GOVERNANCE

Corporate Governance Documents

Applied’s Internet address is www.applied.com. The following corporate governance documents are available free of charge at the website’s investor relations area:

•	Code of Business Ethics,
•	Board of Directors Governance Principles and Practices,
•	Director Independence Standards, and
•	Charters for the Audit, Corporate Governance, and Executive Organization & Compensation Committees of our Board.

These documents are also available in print to any shareholder who sends a written request to our Vice President-Chief Financial Officer & Treasurer at 1 Applied Plaza, Cleveland, Ohio 44115.

Director Independence

Under the NYSE corporate governance listing standards, a majority of Applied’s directors must satisfy the NYSE criteria for “independence.” In addition to having to satisfy stated minimum requirements, no director qualifies under the standards unless the Board affirmatively determines the director has no material relationship with Applied. In assessing a relationship’s materiality, the Board has adopted categorical standards, which may be found in our website’s investor relations area.

The Board has determined that all the directors, other than Mr. Pugh, meet these independence standards.

Director Attendance at Meetings

During the fiscal year ended June 30, 2008, the Board had six meetings. Each director attended at least 75% of the total number of meetings of the Board and all committees on which he or she served.

Applied expects its directors to attend the annual meeting of shareholders, just as they are expected to attend Board meetings. All the directors attended last year’s annual meeting.

Meetings of Non-Management Directors

Applied’s non-management directors meet in executive sessions without management, typically at every regular Board meeting. Mr. Bares, the Executive Organization & Compensation Committee chair, serves as presiding director of the sessions.

Committees

The Audit, Corporate Governance, and Executive Organization & Compensation Committees are composed solely of independent directors, as defined in the NYSE listing standards and Applied’s categorical standards, and, in the case of the Audit Committee, under applicable federal securities laws.

The committee members’ names and number of meetings held in fiscal 2008 follow:

Committee	Members	Number of Meetings
Audit Committee	Thomas A. Commes, chair Edith Kelly-Green J. Michael Moore	4
Corporate Governance Committee	Dr. Jerry Sue Thornton, chair Peter A. Dorsman L. Thomas Hiltz Peter C. Wallace	3
Executive Organization & Compensation Committee	William G. Bares, chair John F. Meier Stephen E. Yates	5

We briefly describe each committee below. Their charters, posted at the investor relations area of Applied’s website, contain more complete descriptions. The Board also has a standing Executive Committee which, during the intervals between Board meetings and subject to the Board’s control and direction, possesses and may exercise the Board’s powers. The Executive Committee met twice in fiscal 2008.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to the integrity of Applied’s accounting, auditing, and reporting processes. The committee appoints, determines the compensation of, evaluates, and oversees the work of the independent auditor, reviews the auditor’s independence, and approves permissible non-audit engagements to be undertaken by the auditor. The committee also reviews, with management and the auditor, annual and quarterly financial statements, the scope of the independent and internal audit programs, audit results, and the adequacy of Applied’s internal accounting and financial controls.

The Board has determined that each Audit Committee member is independent for purposes of section 10A of the Securities Exchange Act of 1934 and that at least one, Mr. Commes, is an “audit committee financial expert,” as defined in Item 407(d)(5) of Securities and Exchange Commission (“SEC”) Regulation S-K.

Please review “Audit Committee Report” on page 38 of this proxy statement.

Corporate Governance Committee. The Corporate Governance Committee assists the Board by reviewing and evaluating potential director nominees, Board and Chief Executive Officer performance, Board governance matters, director compensation, compliance with laws, public policy matters, and other issues. The committee also administers long-term incentive awards to directors under the 2007 Long-Term Performance Plan.

Executive Organization & Compensation Committee. The Executive Organization & Compensation Committee monitors and oversees Applied’s management succession planning and leadership development processes, nominates candidates for the slate of officers to be elected by the Board, and reviews, evaluates, and approves the executive officers’ compensation and benefits. The committee also administers incentive awards under the 2007 Long-Term Performance Plan, including the annual

Management Incentive Plan. In approving the officers’ compensation and benefits, the committee bases its decisions on a number of factors and considerations, including the following: the committee’s own reasoned judgment; peer group and market survey information and recommendations provided by the committee’s consultant, Hewitt Associates LLC; and recommendations from Mr. Pugh, Applied’s Chief Executive Officer, as to the other officers’ compensation and benefits.

Please review, on page 38, the committee’s report regarding the “Compensation Discussion and Analysis” portion of this proxy statement.

Communications with Board of Directors

Shareholders and other interested parties may communicate with any director by writing to that individual c/o Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. In addition, they may contact the non-management directors or key Board committees by e-mail, anonymously if desired, through a form established in the investor relations area of Applied’s website at www.applied.com. The Board has instructed Applied’s Secretary to review these communications and to exercise his judgment not to forward correspondence such as routine business inquiries and complaints, business solicitations, and frivolous communications.

Director Nominations

In identifying and evaluating director candidates, the Corporate Governance Committee first considers Applied’s developing needs and the desired characteristics of a new director, as determined from time to time by the committee. The committee then considers a candidate’s business, strategic, and financial skills, independence, integrity, and time availability, as well as overall experience in the context of the Board’s needs. The committee in the past has engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees, and may do so again in the future.

The committee will also consider qualified director candidates recommended by our shareholders. Shareholders can submit recommendations by writing to Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. Shareholders must submit recommendations in a timely manner and include appropriate detail regarding the shareholder’s identity and the candidate’s business, professional, and educational background and independence. The committee does not intend to evaluate candidates proposed by shareholders differently than other candidates.

Transactions with Related Persons

Applied’s Code of Business Ethics expresses the principle that situations presenting a conflict of interest must be avoided. In furtherance of this principle, the Board has adopted a written policy, administered by the Corporate Governance Committee, for the review and approval, or ratification, of transactions with related persons.

The related party transaction policy applies to any proposed transaction in which Applied is a participant, the amount involved exceeds $50,000, and any director, executive officer or significant shareholder, or any immediate family member of such a person, has a direct or indirect material interest. The policy provides that the Corporate Governance Committee will consider, among other things, whether the transaction is on terms no less favorable than those provided to unaffiliated third parties under similar circumstances, and the extent of the related person’s interest. No director may participate in any discussion or approval of a transaction for which he or she is a related person.

DIRECTOR COMPENSATION

Only non-employee directors receive compensation for service as directors. Mr. Pugh, our Chief Executive Officer, does not receive additional compensation for serving as a director.

Compensation Review

The Corporate Governance Committee reviews our directors’ compensation annually. The committee seeks to provide a competitive compensation program to assist with director retention and recruitment. If the committee believes a change is warranted to remain competitive considering the size and nature of our business, then the committee makes a recommendation to the Board.

In considering changes, the committee bases its decisions on a number of factors and considerations, including published survey data for similar companies and the committee’s own reasoned judgment. In general, the committee targets the median director compensation levels for comparably sized companies in similar industries, considering also the time commitments required of directors. A majority of the directors must approve any change.

Components of Compensation Program

The primary components of the director compensation program follow:

Quarterly Retainer. Directors earn an $8,125 quarterly retainer.

Meeting Fee. Directors earn a $1,500 fee for the first Board or committee meeting attended per day, and $500 for each additional meeting attended on the same day, up to a maximum of $2,500 per day. Directors may be similarly compensated if they attend other meetings or telephone conferences at the Chairman’s request. In addition, Applied pays directors $500 for any action taken by unanimous written consent or via telephone conference of less than 30 minutes.

Committee Chair Retainer. Committee chairs earn an additional $1,250 quarterly retainer, except for the Audit Committee chair, who earns $1,875.

Long-Term Incentives. Annually, after considering survey data, the Corporate Governance Committee considers long-term incentive awards to the directors. In 2008, the committee awarded each director 2,596 stock options and 1,042 restricted shares under the 2007 Long-Term Performance Plan. The stock options’ exercise price is the closing market price for Applied stock on the grant date. The options are exercisable immediately and expire on the tenth anniversary of the grant date. The restricted shares vest one year after the grant date, subject to conditions as to forfeiture and acceleration of vesting.

Deferred Compensation Plan for Non-Employee Directors. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, and subject to Internal Revenue Code (“Code”) section 409A, a director may defer payment of future retainer and meeting fees. Deferred fees are deemed invested, at a director’s option, in a money market fund and/or Applied stock.

At the end of the quarter in which the compensation would otherwise become due and payable, Applied transfers the amount deferred, in either cash or treasury shares (depending on which option the director chooses), to a grantor trust. In general, distribution of a director’s account commences in the manner (lump sum or annual installments not to exceed 10 years) and at the time designated in the director’s election form. The plan prohibits acceleration of distributions and any distribution change must comply with section 409A.

If a director elects to have compensation invested in Applied stock, then Applied contributes an additional amount equal to 25% of the amount so invested. This matching provision will expire in October 2013. Applied contributed a total of 10,894 matching shares to directors’ accounts in the most recent three fiscal years.

Nine directors currently defer all their retainer and meeting fees and elect to have the fees invested in Applied stock.

Other Benefits. In addition to the items described above, Applied reimburses directors for travel expenses for attending meetings, as well as for expenses incurred in attending director education seminars and conferences. The directors also participate in our travel accident insurance plan and may elect to participate in our contributory health care plan.

Stock Ownership Guideline

Applied expects each non-employee director to maintain, within five years of joining the Board, ownership of Applied shares valued at a minimum of three times the annual retainer fees. Directors may hold the shares directly or indirectly, including shares deemed invested in the Deferred Compensation Plan for Non-Employee Directors. All the directors meet this guideline.

Director Compensation — Fiscal 2008

The following table shows information about each non-employee director’s compensation in 2008.

	Fees Earned	Stock	Option	All Other
	or Paid in	Awards	Awards	Compensation
Name	Cash ($)	($) (1)	($) (2)	($) (3)	Total ($)
William G. Bares	53,500	22,601	24,884	13,375	114,360
Thomas A. Commes	53,000	22,601	24,884	13,250	113,735
Peter A. Dorsman	45,500	22,601	24,884	11,375	104,360
L. Thomas Hiltz	43,500	22,601	24,884	32,316	123,301
Edith Kelly-Green	44,000	22,601	24,884	11,000	102,485
John F. Meier	45,500	22,601	24,884	11,375	104,360
J. Michael Moore	45,500	22,601	24,884	25,142	118,127
Dr. Jerry Sue Thornton	50,500	22,601	24,884	12,625	110,610
Peter C. Wallace	45,500	22,601	24,884	11,375	104,360
Stephen E. Yates	47,000	22,601	24,884	11,750	106,235

(1)	At June 30, 2008, each director held 1,042 restricted shares of Applied stock. Awarded in 2008, these shares will vest in January 2009. The grant date fair value was $25,258. Applied pays dividends on the restricted stock at the same rate paid to all shareholders and the directors hold voting rights for the shares. We determined the fair values and the amounts expensed in 2008 (shown in the table) in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”).

(2)	At June 30, 2008, the directors held the corresponding numbers of stock options: Mr. Bares — 47,981; Mr. Commes — 2,596; Mr. Dorsman — 29,981; Mr. Hiltz — 47,981; Ms. Kelly-Green — 34,481; Mr. Meier — 10,481; Mr. Moore — 16,481; Dr. Thornton — 47,981; Mr. Wallace — 10,481; and Mr. Yates — 38,981. The Corporate Governance Committee awarded each director 2,596 stock options in 2008; the grant date fair value for the options, which vested immediately, was $24,884. We determined the fair values and the amounts expensed in 2008 (shown in the table) in accordance with SFAS 123(R).

(3)	Except for Messrs. Hiltz and Moore, the amounts reflect the value of matching contributions, made in shares of Applied stock, to director accounts in the Deferred Compensation Plan for Non-Employee Directors. Mr. Hiltz’s amount includes the value of matching contributions and health care benefits. Mr. Moore’s amount includes the value of health care benefits. Aggregate perquisites and other personal benefits provided to each other outside director did not exceed $10,000 in value and are not required to be reported.

BENEFICIAL OWNERSHIP OF CERTAIN APPLIED SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of Applied common stock, as of June 30, 2008, by (a) each person believed by us to own beneficially more than 5% of Applied’s outstanding shares, based on our review of SEC filings, (b) all directors and nominees, (c) the named executive officers included in the Summary Compensation Table on page 23, and (d) all directors, nominees, and current executive officers as a group.

	Common Shares
	Beneficially Owned		Percent of
Name of Beneficial Owner	on June 30, 2008 (1)		Class (%) (2)
Applied Industrial Technologies, Inc. Retirement Savings Plan c/o Wachovia Retirement Services 1525 West W. T. Harris Boulevard Charlotte, North Carolina 28262	3,801,503	(3)	9.0
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	3,632,813	(4)	8.6
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	3,168,883	(5)	7.5
Barclays Global Investors UK Holdings Limited 1 Churchill Place, Canary Wharf London, England E14 5HP	2,685,539	(6)	6.4
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	2,472,837	(7)	5.8
William G. Bares	169,632	(8)
Fred D. Bauer	90,905
Thomas A. Commes	69,394
Peter A. Dorsman	48,889
Mark O. Eisele	141,480
L. Thomas Hiltz	677,633	(9)	1.6
Edith Kelly-Green	48,585
John F. Meier	19,137
Benjamin J. Mondics	91,567
J. Michael Moore	73,296	(10)
David L. Pugh	1,203,290		2.8
Bill L. Purser	248,478
Jeffrey A. Ramras	126,349
Dr. Jerry Sue Thornton	92,384
Peter C. Wallace	18,939
Stephen E. Yates	67,359
All directors, nominees, and executive officers as a group (20 individuals)	3,204,791	(11)	7.4

(1)	We have determined beneficial ownership in accordance with SEC rules; however, the holders may disclaim beneficial ownership. Except as otherwise indicated, the beneficial owner has sole voting and dispositive power over the shares. The directors’ and named executive officers’ totals include shares that could be acquired within 60 days after June 30, 2008, by exercising vested stock options and stock appreciation rights, as follow: Mr. Bares — 47,981; Mr. Bauer — 48,238; Mr. Commes — 2,596; Mr. Dorsman — 29,981; Mr. Eisele — 39,719; Mr. Hiltz — 47,981; Ms. Kelly-Green — 34,481; Mr. Meier — 10,481; Mr. Mondics — 64,803; Mr. Moore — 16,481; Mr. Pugh — 632,780; Mr. Purser — 220,828; Mr. Ramras — 94,734; Dr. Thornton — 47,981; Mr. Wallace — 10,481; and Mr. Yates — 38,981. The totals also include the following shares held in nonqualified deferred compensation plan accounts for which the beneficial owner has voting, but not dispositive power: Mr. Bares — 112,431; Mr. Commes — 42,417; Mr. Dorsman — 17,027; Mr. Eisele — 6,264; Mr. Hiltz — 7,485; Ms. Kelly-Green — 7,261; Mr. Meier — 5,200; Mr. Moore — 23,687; Mr. Pugh — 137,415; Mr. Ramras — 19,256; Dr. Thornton — 37,292; Mr. Wallace — 5,077; and Mr. Yates — 26,496. Each non-employee director’s total also includes 1,042 restricted shares of stock, for which the director has voting but not dispositive power.

(2)	Does not include percent of class if less than 1%.

(3)	The trustee of the Applied Industrial Technologies, Inc. Retirement Savings Plan, a tax-qualified defined contribution plan with a section 401(k) feature, holds shares for the benefit of plan participants. Participants may vote all shares allocated to their accounts and vote on a pro rata basis, as named fiduciaries, shares for which no voting instructions are received.

(4)	Dimensional Fund Advisors LP reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 1, 2008, indicating it had sole voting power for 3,579,538 shares and no voting power for 53,275 shares.

(5)	Royce & Associates, LLC, reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 11, 2008.

(6)	Barclays Global Investors UK Holdings Limited reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on July 25, 2008, indicating it had sole voting power for 2,075,533 shares, no voting power for 610,006 shares, and sole dispositive power for 0 shares.

(7)	T. Rowe Price Associates, Inc., reported its share ownership in a Form 13F filed with the SEC on August 14, 2008, indicating it had sole voting power for 261,700 shares and no voting power for 2,211,137 shares.

(8)	Includes 5,062 shares owned by Mr. Bares’ wife, who has sole voting and dispositive power.

(9)	Includes 600,000 shares held by the H.C.S. Foundation, a charitable trust of which Mr. Hiltz is one of five trustees, with sole voting and dispositive power. Pursuant to a Schedule 13D filed by the H.C.S. Foundation in 1989, the trustees, including Mr. Hiltz, disclaimed beneficial ownership of those shares.

(10)	Includes 31,247 shares held by an irrevocable family trust of which Mr. Moore disclaims beneficial ownership.

(11)	Includes 1,296,275 shares that could be acquired by the individuals within 60 days after June 30, 2008, by exercising vested stock options and stock appreciation rights (“SARs”). In determining share ownership percentage, these stock option and SAR shares are added to both the denominator and the numerator. Also includes 70,625 shares held by Applied’s Retirement Savings Plan for the executive officers’ benefit; these shares are included as well in the figure shown for the plan’s holdings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides details about the compensation program for Applied’s executive officers. It includes the company’s compensation philosophy and objectives, roles and responsibilities in making compensation decisions, descriptions of the compensation components, and the basis for adjustments, incentive payments, and long-term incentive grants made in fiscal year 2008.

Unless otherwise noted, references to years in the “Executive Compensation” section of this proxy statement mean Applied’s fiscal year ending on June 30.

When reviewing these pages and the other compensation information, please note that Applied achieved record financial results in 2008 and 2007. Most significantly, we earned net income of $95.46 million in 2008 and $86.02 million in 2007, compared with $72.30 million in 2006 and $55.34 million in 2005. In addition, our total shareholder return was approximately 183% for the five years ended June 30, 2008.

We have designed our compensation program to link executive and shareholder interests. Accordingly, a substantial portion of the compensation our executives earned in 2008 and 2007 – particularly payouts under annual Management Incentive Plans and three-year performance grants – reflects Applied’s performance exceeding goals set for those years.

Compensation Philosophy and Objectives

As with our overall business, Applied’s primary goal in compensating our executive officers is maximizing long-term shareholder return. In pursuing this goal, we seek to design and to execute a program that will accomplish the following:

•	Attract and retain qualified and motivated executives by providing compensation that is competitive with our industry peers and in the broader marketplace for executive talent, and
•	Motivate executives to achieve goals consistent with Applied’s business strategies.

Applied is an industrial distributor in a mature market. The business is highly competitive, with many other companies offering the same or substantially similar products and services. In this environment, attracting and retaining talented executives is critical to our success. We compete for talent with our business competitors as well as with similarly sized companies outside our industry. For these reasons, we have designed Applied’s executive compensation program to be competitive both within our industry and in the broader marketplace.

Consistent with maximizing shareholder return, Applied believes it is important for executives to focus their efforts on both short-term and long-term performance. Accordingly, we provide annual and long-term incentive programs, all designed to align executives’ interests with those of shareholders.

Roles and Responsibilities

Executive Organization & Compensation Committee. The Executive Organization & Compensation Committee (the “Committee”) of our Board is composed entirely of independent directors and is responsible for the executive compensation program’s design and implementation. The Committee’s duties include the following:

•	Setting compensation components and levels for the Chief Executive Officer and the other executive officers,
•	Overseeing Applied’s executive compensation and benefit plans, including approving annual and long-term incentive awards, and
•	Approving incentive program goals that use performance metrics and evaluating performance at the end of performance periods (i.e., annually and on a three-year basis) to determine whether targets have been reached.

For every meeting where compensation items are to be discussed, the Committee receives a tally sheet displaying all material components of each executive’s compensation and benefits. This enables the Committee to make decisions with respect to each compensation element in the context of total compensation.

Independent Compensation Consultant. Hewitt Associates LLC serves as the Committee’s independent compensation consultant, assisting the Committee in the following:

•	Establishing the executive compensation program’s components,
•	Analyzing the program’s competitiveness, and
•	Setting each executive officer’s target compensation levels.

Hewitt is engaged by and reports directly to the Committee. Hewitt directly interacts with the Committee chair between meetings and participates in meetings and performs assignments as requested. The firm submits its invoices to the chair for approval and payment by Applied. Hewitt performs no other work for Applied and receives no other compensation from Applied outside this engagement.

Management. While the Committee is responsible for the program’s design and implementation, management assists the Committee in several ways.

Mr. Pugh, our Chief Executive Officer, and other key executives attend portions of Committee meetings at its invitation. They make recommendations about program components and incentive plan goals, and regularly report on Applied’s performance. Mr. Pugh also reports on the other officers’ individual performance and makes recommendations regarding their base salaries and incentive awards. The Committee sets Mr. Pugh’s pay in executive session without management present.

Management does not have its own executive compensation consultant. Mr. Pugh and other executives do assist Hewitt by providing compensation data and other input and helping Hewitt understand Applied’s organizational structure, business plans, goals, and performance.

Executive Compensation Program Overview

Structure. The compensation program for executive officers includes the following components:

•	Base salaries,
•	Annual incentives,
•	Long-term incentives,
•	Qualified and nonqualified plan benefits, and
•	Perquisites and other personal benefits.

The Committee sets salaries to be competitive with similar positions in companies in the Comparison Peer Group described below under “Competitive Benchmarking.” Annual incentive pay rewards the achievement of short-term objectives, and long-term objectives are promoted through performance-based incentive awards and stock-settled stock appreciation rights. The incentive plans target key company-wide performance measures including total shareholder return, earnings growth, sales growth, and return on sales.

Applied’s compensation practices reflect our pay-for-performance philosophy. The Committee places the majority of the compensation provided to the officers named in the Summary Compensation Table on page 23 (the “named executive officers”), including targeted incentive compensation, at risk and tied to company-wide performance. Moreover, incentive compensation generally makes up a greater share of the overall opportunity for executives in more senior positions.

Applied also believes that programs leading to equity ownership ensure that the executives’ interests are aligned with shareholders’. However, to avoid excessive dilution, the Committee manages the form of earned incentive awards to keep annual share utilization well below 2% of the shares outstanding. The Committee regularly reviews its share utilization in relation to market practices.

With these guideposts, the Committee establishes a mix among base salary, target annual incentive pay, and target long-term incentive pay, as well as a mix between cash and equity-based incentives, that are aligned with competitive market practices.

The following table shows the allocation of the opportunity provided in 2008 to the named executive officers employed at year-end, considering the primary elements of compensation – base salary, target annual incentive opportunity, and target long-term incentive opportunity (including the estimated present value of performance grants that will pay out at the end of 2010, if earned):

	Proportionate Size of Primary Compensation Elements
		Target Annual	Target Long-Term Incentive
	Base Salary	Incentive Opportunity	Opportunity
Name and Principal Position	(% of Total)	(% of Total)	(% of Total)
David L. Pugh Chairman & Chief Executive Officer	30	27	43

Benjamin J. Mondics President & Chief Operating Officer	38	23	39

Mark O. Eisele Vice President – Chief Financial Officer & Treasurer	41	24	35

Jeffrey A. Ramras Vice President – Supply Chain Management	48	24	28

Fred D. Bauer Vice President – General Counsel & Secretary	45	22	33

Overall, there are no material differences in the Committee’s application of compensation policies and practices among the named executive officers. Mr. Pugh, our Chief Executive Officer, does earn a higher salary and higher incentive opportunities than the other executive officers, which is typical of companies in the peer groups described below. We believe this is appropriate in light of his responsibilities.

Competitive Benchmarking. At the Committee’s request, Hewitt prepares a target compensation study from its proprietary Total Compensation Measurement database in odd-numbered years. For years when the study is not solicited, such as 2008, Hewitt provides a general market pay adjustment factor to assist the Committee in adjusting base salaries.

In large part, however, 2008 compensation levels stood on the foundation of the Committee’s actions the prior year, supported by Hewitt’s 2007 target compensation study. The first step in preparing the 2007 study was the Committee’s selection from the database, with Hewitt’s input, of general market and industry comparison groups for evaluating compensation.

•	Comparison Peer Group. The general market group (the “Comparison Peer Group”) consisted of 42 companies in the distribution, manufacturing, and industrial machinery and equipment industries. The companies’ annual revenues ranged from $1 billion to over $5 billion at the time, with median revenues of $2.1 billion; Hewitt recommended this range to reflect the marketplace within which Applied competes for executive talent. Management did not help select the companies.

The Comparison Peer Group included the following members:

Airgas, Inc.
Briggs & Stratton Corporation
Chemtura Corporation
FMC Technologies, Inc.
H. B. Fuller Company
Joy Global Inc.
Lennox International Inc.
Nalco Company
Polaris Industries Inc.
Rayonier Inc.
Sauer-Danfoss Inc.
Teradyne, Inc.
United Stationers Inc.
W. W. Grainger, Inc.
Alliant Techsystems Inc.
Brightpoint, Inc.
Donaldson Company, Inc.
Gordon Food Service
Hercules Incorporated
Kaman Corporation
Martin Marietta Materials, Inc.
Olin Corporation
PolyOne Corporation
Rockwell Collins, Inc.
Sonoco Products Company
Thomas & Betts Corporation
Valmont Industries, Inc.
Waters Corporation	BorgWarner Inc.
Cameron International Corporation
Fleetwood Enterprises, Inc.
Graphic Packaging Corporation
Herman Miller, Inc.
Kennametal Inc.
MSC Industrial Direct Co., Inc.
Packaging Corporation of America
Potash Corp. of Saskatchewan Inc.
Ryerson Inc.
Steelcase Inc.
The Timken Company
Vulcan Materials Company
WESCO International, Inc.

References in this Compensation Discussion and Analysis to “market” generally mean the Comparison Peer Group.

•	Industry Peer Group. The Committee also identified a subset of six companies (the “Industry Peer Group”) with a closer relationship to Applied’s industry:

Airgas, Inc. MSC Industrial Direct Co., Inc.	W. W. Grainger, Inc. The Timken Company	Kaman Corporation WESCO International, Inc.

The Industry Peer Group members, plus two other companies whose size fell outside the Comparison Peer Group revenue range — Genuine Parts Company and Lawson Products, Inc. — serve as the peer group in the performance graph in Applied’s 2008 annual report to shareholders.

The Committee may determine in the future that it is appropriate to change the peer groups based on changes in companies’ size, business profile, and other factors.

After the Comparison Peer Group was identified, Hewitt prepared the study. The study’s goal was to provide benchmarking data to assist the Committee in setting base salaries and incentive pay targets. Hewitt identified market pay for each executive officer position at the 25th, 50th, and 75th percentile levels, as well as a 50th percentile value that was size-adjusted – some companies are larger than Applied and some are smaller, so the data was adjusted using regression analysis based on revenues and market capitalization. Hewitt also aged the data to the middle of the fiscal year. The aged, size-adjusted 50th percentile is referred to here as the “market median.”

Hewitt’s study included analyses, for each position, of base salary, target short-term incentive compensation, target total short-term compensation (base salary plus target short-term incentive compensation), target long-term incentive compensation, and target total compensation (target total short-term compensation plus target long-term incentive compensation). To assist the Committee in benchmarking company performance, Hewitt’s study also compared Applied’s total shareholder return and earnings growth over one-and three-year periods with Comparison Peer Group and Industry Peer Group medians.

Using Hewitt’s study and other guidance, the Committee benchmarks each compensation element, by position, against the market with the objective of targeting total compensation at or near the position’s market median if Applied’s performance targets are met. By design, sustained performance below target levels should result in realized total compensation below market medians, and performance that exceeds target levels should result in realized total compensation above market medians.

Components of Compensation Program

Base Salary. The Committee observes a general policy that base salaries for executive officers who have been in their positions for at least three years and are meeting performance expectations should be at or near (generally, within +/- 10%) the market median for comparable positions. The Committee may, however, set a salary higher or lower to reflect individual performance and skills, long-term potential, tenure in the position, internal equity, and the position’s importance in Applied’s organization.

Salary adjustments are based on changes in market rates for equivalent positions, as well as the Committee’s subjective evaluation of such factors as the individual’s responsibilities, performance, and overall contribution.

As noted above, Hewitt prepares a target compensation study to assist the Committee in setting compensation in odd-numbered fiscal years. In the other years, Hewitt provides the Committee a general market adjustment factor, not specific to position. In 2008, after considering the adjustment factor and Mr. Pugh’s recommendations for the other officers, the Committee adjusted the salary for each named executive officer employed at year-end (except Mr. Mondics, who had been recently promoted and whose salary was well below the position’s market median) upward in a 3.8-4.0% range.

Annual Incentives. The Management Incentive Plan rewards executive officers, in cash, for achieving fiscal year goals. In general, the Committee seeks to pay total short-term compensation at or near the market median when Applied meets its annual performance goals, and to pay substantially above the market median when Applied substantially exceeds its goals. If Applied does not achieve the minimum performance level, then the executive officers do not earn annual incentive pay.

At the beginning of the fiscal year, after the Board reviews Applied’s annual business plan, the Committee reviews and discusses proposed Management Incentive Plan performance goals. For 2008, after considering the market outlook and the business plan, the Committee set goals based on Applied’s net income objectives. The Committee adopted net income growth as the sole performance measure because of its value as a proxy for annual growth in shareholder value.

Each year, the Committee sets goals it believes are attainable, but that require executives to perform at a consistently high level to achieve target award values. The Committee set the 2008 goals as follow:

Net Income	Under $83.60 million	$83.60 million	$92.05 million	$101.20 million
Payout as % of Target Award Value	0%	25%	100%	200%

Payouts were to be prorated on a straight-line proportional basis for net income results between the levels shown. In addition, the plan provided that goals were subject to the Committee’s review and equitable adjustment depending on circumstances occurring during the year.

The $92.05 million target goal, which was 7% above 2007’s net income, reflected prospective increases in operating profit percentage and sales.

As shown above, payouts for 2008 could have ranged from 0% to 200% (for stretch performance) of the executive officers’ target award values. The Committee established this range after considering Hewitt’s guidance as to market practices.

Then, after considering Hewitt’s most recent target compensation study, the Committee assigns an incentive target – expressed as a percentage of salary – to each executive officer. For 2008, the Committee used the same percentages as in 2007, which were generally in line with the 2007 market medians; however, the Committee set a lower percentage for the President & Chief Operating Officer because Mr. Mondics was new to the position. The 2008 incentive targets follow:

	Base Salary Earned
Name	in 2008 ($)	Incentive Target (%)	Target Award Value ($)
D. Pugh	913,400	90	822,060
B. Mondics	375,000	60	225,000
M. Eisele	415,200	60	249,120
J. Ramras	338,000	50	169,000
F. Bauer	337,400	50	168,700

Applied’s performance dictates the amounts paid. In 2008, Applied earned net income of $95.46 million. This exceeded the target goal and was 11% above 2007. The executive officers earned incentive pay at 137.2% of target levels. Accordingly, total short-term compensation was above market median levels.

Management Incentive Plan payouts are a component of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at page 23.

Long-Term Incentives. The 2007 Long-Term Performance Plan rewards executives for achieving long-term performance goals. Applied’s shareholders approved the plan, replacing the 1997 Long-Term Performance Plan (the “1997 Plan”), last October.

Earlier in the fiscal year, the Committee made long-term incentive awards to the executive officers, and adopted the 2008 Management Incentive Plan, under the 1997 Plan. Outstanding grants under the 1997 Plan remain effective subject to their terms.

The 2007 Long-Term Performance Plan authorizes long-term incentive awards in a wide variety of forms. The Committee typically makes awards annually, at its regular August meeting after the release of the previous fiscal year’s financial results.

As with the other primary compensation components, the Committee sets the awards’ value after considering Hewitt’s target compensation study. In general, the Committee seeks to provide awards with a targeted value at or near the market median for equivalent positions, with some variation based on individuals’ responsibility, tenure in the position, overall contribution to Applied, and other factors. The program is intended then to pay total long-term compensation at or near the market median when Applied meets its performance goals and substantially above when Applied substantially exceeds its goals. If goals are not met, then long-term compensation should fall below the market median.

For 2008, the Committee set the same approximate targeted values as in 2007, when the Committee last solicited a target compensation study. The Committee then awarded the targeted value approximately one-half in nonqualified stock-settled stock appreciation rights (“SARs”) and one-half in three-year performance grants. The Committee has maintained this mix in recent years after considering Hewitt’s input regarding market practices.

•	SARs. The Committee determines the number of SARs to award based on their approximate value at the time of grant. The SARs vest 25% on the first through fourth anniversaries of the grant date, subject to continuous employment with Applied. In addition, unvested SARs vest on retirement. SARs expire on the tenth anniversary of the grant date. Their ultimate value to executives depends, of course, on Applied’s stock price growth.

•	Performance grants. At the beginning of each three-year performance grant period, the Committee sets a target dollar payout for each executive officer. The actual payout at the end of the three years is calculated, relative to the target payout, based on Applied’s achievement of objective performance goals. The Committee sets goals it believes are attainable, but that require officers to perform at a consistently high level to achieve the targeted payout. Payouts, if any, are made in cash, Applied stock, or a combination, as determined by the Committee.

The Committee designs the performance grants to motivate performance over the three years. Each year, as a new three-year period begins, the Committee reviews the business plan and market outlook. Then, after considering management’s recommendations and Hewitt’s guidance as to market practices, the Committee determines the performance measures and ranges at which payouts will be earned. For consistency, each grant has used the same performance measures, although the Committee reviews and adjusts performance goals and payout targets for new grants.

Payouts can range from 0% to 200% of the target levels. The Grants of Plan-Based Awards – Fiscal 2008 table on page 25 shows the threshold, target, and maximum payouts for the performance grants awarded to the named executive officers in 2008.

The performance grants tie two-thirds of the target payout to achievement of average annual return on sales and average annual sales growth goals. This portion of the grants links various payout levels with multiple ranges of achievement for a combination of the two goals.

The other third is tied to three-year cumulative total shareholder return compared with 19 other companies in Applied’s and related industries. Payouts are determined based on absolute return and percentile ranking. A 100% payout is predicated on Applied stock achieving a three-year return at least at the 50th percentile and greater than 12.49% on an absolute basis. If, however, the return is lower than the 45th percentile or lower than 0% on an absolute basis, then the executive officers will not earn a payout for this portion of the grants.

The three-year performance grant payouts earned at 2008 year-end by the named executive officers for awards made in August 2005 are reflected as a component of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. A combination of Applied’s three-year average annual sales growth exceeding 7% and average annual return on sales exceeding 4% resulted in a payout of 200% of target for that portion of the grants. Applied fell below the 45th percentile on the total shareholder return goal, so no participant earned a payout on this portion.

Qualified, Nonqualified, and Welfare Plan Benefits. Through the plans described below, we seek to provide personal security and other benefits comparable to those available at similarly sized companies. The Committee and Hewitt review the executive-level benefits periodically and compare them with market survey information, considering executives’ positions and years of service.

•	Qualified plan. Applied maintains a section 401(k) plan (the Retirement Savings Plan) that provides benefits for eligible employees.

•	Supplemental Executive Retirement Benefits Plan. Applied does not maintain a qualified defined benefit plan for employees generally, but does maintain the Supplemental Executive Retirement Benefits Plan (the “SERP”), a nonqualified defined benefit plan, to provide supplemental retirement benefits to executive officers named as participants by the Board or the Committee. Each named executive officer participates. The SERP is designed to be competitive in the marketplace and is an important component of our executive recruitment and retention program.

Normal retirement benefits are payable upon separation from service on or after attainment of age 65 to participants with at least five years’ credited service as an executive officer. Reduced benefits are available to participants who separate from service with at least 10 years’ credited service with Applied, five of which are as an executive officer. The named executive officers’ accrued SERP benefits are more fully described in “Pension Plans,” at page 27.

•	Nonqualified deferred compensation plans. Applied also maintains plans that permit highly compensated employees, including the executive officers, to defer receiving portions of base salary and cash incentive awards and to accumulate nonqualified savings. Applied does not make contributions to these plans. We describe these plans more fully in “Nonqualified Deferred Compensation,” at page 29.

•	Welfare plans. Applied maintains a health care plan as well as life and disability insurance plans for full-time employees. Executive officers may also participate in executive life and disability insurance programs.

•	Retiree health care program. Applied provides retiree health care coverage to executive officers who retire after reaching age 55. Under this program, eligible retired executive officers may participate in the health care plan available to active employees, paying the same premiums that active employees pay. When the retiree attains age 65, the program becomes a Medicare supplement.

Perquisites and Other Personal Benefits. Applied provides executive officers with perquisites and other personal benefits that Applied believes are reasonable and consistent with the objective of attracting and retaining superior employees for key positions. As with other compensation, the Committee periodically reviews and adjusts these benefits after reviewing guidance on market practices.

In 2008, the principal perquisites and other personal benefits made available included an automobile allowance, reimbursement and tax gross-up for financial planning and tax return preparation services, an annual executive physical examination, reimbursement and tax gross-up for spousal travel and child care tied to approved business trips, and five weeks’ annual vacation (other employees get five weeks when they accumulate 25 years of service). Applied provides some executive officers with club memberships for business purposes, which are available for personal use as well; the executive pays for expenses related to personal use. See the “All Other Compensation” column of the Summary Compensation Table at page 23.

Change in Control and Termination Benefits. Applied does not generally enter into employment contracts with its executive officers, nor does it have a formal executive severance policy. The Board and its Executive Organization & Compensation Committee retain discretion to determine the severance benefits (excluding vested benefits), if any, that will be offered if the company terminates an executive officer’s employment, other than in the circumstance of a change in control.

Applied has entered into change in control agreements with its executive officers. These arrangements are designed to retain executives and to provide continuity of management if an actual or threatened change in control occurs. The Board approved the agreements primarily for two reasons: it believes that the executives’ continued attention and dedication to their duties under adverse circumstances are ultimately in the best interests of Applied and its shareholders, and the agreements are consistent with competitive market practice.

The agreements provide severance benefits if an executive’s employment is terminated either by the officer for “good reason” or by Applied “without cause” (each as defined in the agreements) if the termination occurs within three years after a change in control. The executive, in turn, must not compete with Applied for one year following the termination. The Committee has periodically, including in 2008, reviewed and adjusted the agreements after considering outside advisors’ advice. We describe the agreements more fully on pages 31-32 of this proxy statement.

Stock Ownership Guidelines

The Committee believes that members of executive management should accumulate meaningful equity stakes in Applied to align their economic interests with shareholders’ interests, thereby promoting the objective of increasing shareholder value. See “Beneficial Ownership of Certain Applied Shareholders and Management” on page 13 for the shares of Applied stock beneficially owned by each named executive officer.

Pursuant to Applied’s stock ownership guidelines, we expect executive officers not to dispose of stock unless their “owned” shares’ market value equals or exceeds the following base salary multiples immediately after the disposition:

Chairman & Chief Executive Officer	5 x Salary
President & Chief Operating Officer	5 x Salary
Direct Reports to CEO or COO	3 x Salary
Other Vice Presidents	2 x Salary

“Owned” shares include those owned outright, those owned beneficially in Applied’s Retirement Savings Plan and other deferred compensation plans, and restricted shares (whether or not vested), but do not include unexercised stock options or SARs.

The guidelines are not mandatory in the sense that they do not require an executive immediately to acquire shares if his or her ownership is below the applicable guideline.

Management monitors compliance with the guidelines. The Committee periodically reviews the guidelines and compares them with market data reported by Hewitt and others. With the guidelines in place, the Committee has not adopted stock retention policies for equity-based grants.

Tax Deductibility and Regulatory Considerations

Code section 162(m) limits the amount of compensation a publicly held corporation may deduct as a business expense for federal income tax purposes. That limit, which applies to the chief executive officer and the three other most highly compensated executive officers, is $1 million per individual per year, subject to certain exceptions. The law provides an exception for compensation that is performance-based.

In general, the Committee seeks to preserve the tax deductibility of compensation without compromising the Committee’s flexibility in designing an effective, competitive program. Applied intends for Management Incentive Plan awards, income from the exercise of stock options and SARs, and performance grant payouts to qualify as performance-based compensation.

Conclusion

The Committee reviews all the elements of Applied’s executive compensation program. When making a decision regarding any element of an executive officer’s compensation, the Committee takes into consideration the other elements.

Applied believes that each executive officer’s total compensation is appropriate and that the program’s components are consistent with market standards. The program takes into account Applied’s performance compared to the Comparison Peer Group and the Industry Peer Group, and appropriately links executive compensation to Applied’s annual and long-term financial results and to the long-term financial return to shareholders. We believe that the foregoing philosophy is consistent with Applied’s culture and objectives and will continue to serve as a reasonable basis for administering Applied’s total compensation program for the foreseeable future.

Summary Compensation Table — Fiscal 2008

The following table summarizes information, for the years ended June 30, 2008 and 2007, about the compensation of Applied’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at June 30, 2008, plus one other person who was an executive officer during 2008 and would have been included as one of our three other most highly compensated executive officers if he had remained an executive officer at June 30, 2008.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (1)	($) (2)	($) (3)	($) (4)	($)
David L. Pugh	2008	913,400	79,689	1,115,068	1,927,866	886,523	58,080	4,980,626
Chairman & Chief Executive Officer	2007	880,000	136,609	833,600	2,423,500	949,081	68,464	5,291,254

Benjamin J. Mondics	2008	375,000	3,293	114,494	342,519	195,988	49,135	1,080,429
President & Chief Operating Officer (5)	2007	224,950	5,645	62,375	217,057	431,451	26,600	968,078

Mark O. Eisele	2008	415,200	9,879	180,147	544,460	393,372	62,337	1,605,395
Vice President – Chief Financial Officer & Treasurer	2007	400,000	16,935	147,880	691,267	486,178	50,614	1,792,874

Jeffrey A. Ramras	2008	338,000	9,879	120,690	365,201	218,583	61,448	1,113,801
Vice President – Supply Chain Management	2007	325,000	16,935	91,741	451,573	301,084	79,277	1,265,610

Fred D. Bauer	2008	337,400	9,879	123,463	364,789	133,532	46,973	1,016,036
Vice President – General Counsel & Secretary	2007	325,000	16,935	122,714	451,573	140,196	43,211	1,099,629

Bill L. Purser	2008	275,000	0	222,333	487,468	462,699	40,280	1,487,780
Retired President (6)	2007	535,000	51,369	275,312	1,012,896	999,581	76,214	2,950,372

(1)	Represents the proportionate amount of the total fair value of stock and option awards recognized by Applied as an expense in the respective year for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. We determined these awards’ fair values and the amounts expensed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards — Fiscal 2008 table on page 25, as well as restricted stock, stock options, and stock appreciation rights awarded in previous years, dating back to 2004, for which we continued to recognize expense in 2007 and 2008. No restricted stock grants have been made to the executive officers since 2004. The assumptions we used to determine the awards’ grant date fair values are described in the notes to Applied’s consolidated financial statements, included in our annual reports to shareholders for those years.

(2)	The 2008 figures include the following elements:

	Annual Incentive Earnings Under the	Long-Term Incentive Earnings Under the
Name	2008 Management Incentive Plan ($)	2006-2008 Performance Grants ($)
D. Pugh	1,127,866	800,000
B. Mondics	308,700	0 (did not participate)
M. Eisele	341,793	202,667
J. Ramras	231,868	133,333
F. Bauer	231,456	133,333
B. Purser	245,245	242,223

Mr. Mondics’s total also includes $33,819 in earnings under a non-officer incentive plan in which he participated prior to his promotion to an executive officer position.

(3)	Reflects the increase in the actuarial present value of the individual’s accumulated benefit under the Supplemental Executive Retirement Benefits Plan. Except for Mr. Purser, the 2008 figure is the difference between the number shown in the Pension Benefits — Fiscal 2008 Year-End table on page 28 for 2008 year-end and the same item calculated for July 1, 2007. See the notes to that table for information on how the 2008 amounts were calculated. For Mr. Purser, the 2008 figure reflects the increase in the actuarial value of his accumulated benefit from June 30, 2007 through December 31, 2007, his retirement date, and does not reflect the payment of the initial $3,800,000 portion (a grandfathered pre-2005 benefit under Code section 409A) of his plan distribution in January 2008.

A 5.75% discount rate and a 5.75% interest rate for lump sum conversion were used to determine 2006 values as compared to 6.00% and 4.85% rates for 2007. Values for 2008 reflect a 6.00% discount rate and a three-segment interest rate structure, in effect for January 2008, with 4.34% for the first five years, 4.67% for the next 15 years, and 4.81% thereafter. In addition, the mortality table for the 2008 values was updated from the RR 2001-62 table to the RR 2007-67 table. Present values were determined assuming no probability of termination, retirement, death, or disability before normal retirement age (age 65).

(4)	Amounts in this column for 2008 are totals of the following: (a) Retirement Savings Plan (section 401(k) plan) matching and profit-sharing contributions, (b) gross-up payments to cover income taxes in connection with the reimbursement of expenses for financial planning and tax services and/or in connection with business travel, (c) contributions for life insurance benefits, and (d) the estimated value of perquisites and other personal benefits.

The following perquisites and other personal benefits were provided in 2008 to named executive officers: automobile allowance and related gas and maintenance payments; reimbursement of expenses for financial planning and tax return preparation services; physical examinations; the annual actuarial expense related to each individual’s post-retirement health care benefit; company contributions for officer-level disability and accident insurance benefits; and token awards related to meetings or events. Applied provides certain officers with club memberships for business purposes, which are available for personal use as well, but the officer reimburses Applied for any personal use.

The following table itemizes “All Other Compensation” for 2008:

	Retirement Savings			Perquisites and
	Plan Contributions	Gross-up Payments	Life Insurance Benefits	Other Personal
Name	($)	($)	($)	Benefits ($)
D. Pugh	18,484	925	1,655	37,016
B. Mondics	21,156	3,072	620	24,287
M. Eisele	17,691	3,207	670	40,769
J. Ramras	18,516	2,160	750	40,022
F. Bauer	18,505	0	290	28,178
B. Purser	300	7,059	1,187	31,734

(5)	Mr. Mondics was promoted to an executive officer position, Executive Vice President & Chief Operating Officer, effective on February 1, 2007. The information provided for 2007 reflects his compensation for the full year. The Board elected him President & Chief Operating Officer effective on January 1, 2008, following Mr. Purser’s retirement.

(6)	Mr. Purser retired on December 31, 2007.

Grants of Plan-Based Awards — Fiscal 2008

The Executive Organization & Compensation Committee provided the following incentive opportunities and grants in 2008 to the named executive officers:

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards						All Other Option	Exercise or
		(1)						Awards: Number	Base Price	Grant Date Fair
								of Securities	of Option	Value of Stock
		Threshold		Target		Maximum		Underlying	Awards	and Option
Name	Grant Date	($) (2)		($) (2)		($) (2)		Options (#)	($/Share) (3)	Awards ($)
D. Pugh	8/9/2007 (3-Year Performance Grants)	489,750		979,500		1,959,000		65,000	25.44	612,359

	8/9/2007 (2008 Management Incentive Plan)	205,515		822,060		1,644,120

B. Mondics	8/9/2007 (3-Year Performance Grants)	140,850		281,700		563,400		18,700	25.44	189,607

	8/9/2007 (4) (2008 Management Incentive Plan)	56,250		225,000		450,000

M. Eisele	8/9/2007 (3-Year Performance Grants)	128,600		257,200		514,400		17,100	25.44	173,384

	8/9/2007 (2008 Management Incentive Plan)	62,280		249,120		498,240

J. Ramras	8/9/2007 (3-Year Performance Grants)	72,450		144,900		289,800		9,600	25.44	97,338

	8/9/2007 (2008 Management Incentive Plan)	42,250		169,000		338,000

F. Bauer	8/9/2007 (3-Year Performance Grants)	89,750		179,500		359,000		11,900	25.44	120,666

	8/9/2007 (2008 Management Incentive Plan)	42,175		168,700		337,400

B. Purser	8/9/2007 (3-Year Performance Grants)	29,717	(5)	59,433	(5)	118,867	(5)	23,600	25.44	222,333

	8/9/2007 (2008 Management Incentive Plan)	44,688	(5)	178,750	(5)	357,500	(5)

(1)	The three-year performance grant program and the annual Management Incentive Plan are described in the Compensation Discussion and Analysis at pages 18-20 of this proxy statement. Note (2) to the Summary Compensation Table shows actual payouts under the 2008 Management Incentive Plan.

(2)	For the performance grants, the threshold, target, and maximum payout figures assume that the respective performance level is reached on each grant portion; two-thirds of the grant value is tied to achieving average annual return on sales and average annual sales growth goals for the performance period and one-third is tied to achieving total shareholder return goals.

(3)	The SARs’ exercise price is our stock’s closing price on the NYSE on the date the award was granted.

(4)	Mr. Mondics’s potential payouts under the 2008 Management Incentive Plan were adjusted mid-year effective with his promotion to President.

(5)	These figures are prorated amounts reflecting Mr. Purser’s retirement on December 31, 2007. His 2008 Management Incentive Plan target incentive payout was halved and his target payout under the three-year performance grants was reduced by five-sixths.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table lists the named executive officers’ outstanding stock options and SARs at June 30, 2008.

	Number of Securities	Number of Securities		Option
	Underlying	Underlying Unexercised		Exercise	Option
	Unexercised Options	Options		Price	Expiration
Name	(#) Exercisable	(#) Unexercisable		($/Share)	Date
D. Pugh	112,500	0		6.94	8/6/2012
	256,005	0		9.46	8/8/2013
	108,000	36,000	(1)	12.91	8/6/2014
	39,750	39,750	(2)	23.00	8/9/2015
	22,200	66,600	(3)	21.94	8/8/2016
	0	65,000	(4)	25.44	8/9/2017

B. Mondics	11,250	0		8.60	1/18/2011
	6,750	0		7.92	8/9/2011
	9,000	0		6.94	8/6/2012
	10,241	0		9.46	8/8/2013
	8,437	2,813	(1)	12.91	8/6/2014
	3,225	3,225	(2)	23.00	8/9/2015
	2,150	6,450	(3)	21.94	8/8/2016
	2,500	7,500	(5)	23.78	1/23/2017
	0	18,700	(4)	25.44	8/9/2017

M. Eisele	0	9,619	(1)	12.91	8/6/2014
	9,450	9,450	(2)	23.00	8/9/2015
	5,825	17,475	(3)	21.94	8/8/2016
	0	17,100	(4)	25.44	8/9/2017

J. Ramras	13,500	0		7.92	8/9/2011
	22,500	0		6.94	8/6/2012
	17,922	0		9.46	8/8/2013
	18,056	6,019	(1)	12.91	8/6/2014
	6,225	6,225	(2)	23.00	8/9/2015
	2,500	7,500	(3)	21.94	8/8/2016
	0	9,600	(4)	25.44	8/9/2017

F. Bauer	3,701	0		9.46	8/8/2013
	18,056	6,019	(1)	12.91	8/6/2014
	6,225	6,225	(2)	23.00	8/9/2015
	4,075	12,225	(3)	21.94	8/8/2016
	0	11,900	(4)	25.44	8/9/2017

B. Purser	81,003	0		9.46	12/31/2010	(6)
	56,925	0		12.91	12/31/2010	(6)
	27,000	0		23.00	12/31/2010	(6)
	32,300	0		21.94	12/31/2010	(6)
	23,600	0		25.44	12/31/2010	(6)

(1)	These SARs vested on August 6, 2008.

(2)	Half of these SARs vested on August 9, 2008. The remaining SARs vest on August 9, 2009.

(3)	One-third of these SARs vested on August 8, 2008. The remaining SARs vest in equal installments on August 8, 2009 and 2010.

(4)	One-quarter of these SARs vested on August 9, 2008. The remaining SARs vest in equal installments on August 9, 2009, 2010, and 2011.

(5)	These SARs vest in equal installments on January 23, 2009, 2010, and 2011.

(6)	Reflects the accelerated expiration date triggered by Mr. Purser’s retirement on December 31, 2007.

Option Exercises and Stock Vested — Fiscal 2008

The following table provides information about the value realized in 2008 by the named executive officers on the exercise of stock options and SARs and the vesting of restricted stock awards.

	Option Awards		Stock Awards (1)
	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	Vesting ($)
D. Pugh	0	0	13,613	385,656

B. Mondics	10,800	253,573	563	15,950

M. Eisele	33,976	579,766	1,688	47,821

J. Ramras	0	0	1,688	47,821

F. Bauer	43,500	1,017,131	1,688	47,821

B. Purser	97,187	2,326,127	0	0

(1)	These columns reflect the final vesting of restricted stock awards made in 2004. The executive officers have not received additional stock awards since 2004.

Pension Plans

The SERP, a nonqualified defined benefit plan, provides supplemental retirement benefits to executive officers named as participants by the Board or the Executive Organization & Compensation Committee. Each named executive officer is a participant. Applied maintains a section 401(k) plan (the Retirement Savings Plan) available generally to all employees, but does not maintain a qualified defined benefit plan for employees generally.

The SERP’s principal features follow:

Retirement Benefits. The annual normal retirement benefit, paid in a single life annuity form, is 45% of an eligible participant’s average base salary and annual incentive pay for the highest three calendar years of the last 10 calendar years of service with Applied. To receive a normal retirement benefit, a participant must separate from service with Applied at or after age 65, with at least five years of service as an executive officer. To receive an early retirement benefit prior to age 65, a participant must separate from service after reaching age 55 and completing at least 10 years’ service with Applied, of which at least five were as an executive officer.

Normal and early retirement benefits are reduced by 5% for each year that a participant’s years of service are less than 20, except that this reduction will not apply to Mr. Pugh if he is credited with at least 10 years’ service (he will reach 10 years in January 2009). In addition, early retirement benefits are also reduced by 5% for each year that the commencement of benefits precedes age 65.

Disability Benefits. If a participant with at least five years of service as an executive officer becomes disabled (as defined in regulations under Code section 409A), the participant will receive a monthly SERP disability benefit until the earlier of age 65 or death. The monthly benefit, when added to all other long-term disability benefits under Applied programs, will equal 1/12th of 60% of the average of the participant’s highest three calendar years of total compensation (base salary plus annual incentive pay) of the last 10 while employed by Applied.

Deferred Vested Benefits. Deferred vested benefits will be paid at age 65 to any participant who separates from service without cause prior to age 55 with at least 10 years’ service, at least five of which are as an executive officer. The benefits equal 25% of the participant’s accrued normal retirement benefits at the time of separation from service.

Payment Forms. Normal and early retirement benefits vested after 2004 are paid in the form designated by the participant pursuant to the provisions of section 409A. Available forms of payment include a single life annuity, various joint and survivor annuities, and substantially equal annual installment payments for a minimum of three years (five for any participant who is or was the Chairman or Chief

Executive Officer) up to a maximum of 10 years. Deferred vested benefits are payable in three substantially equal annual installments following attainment of age 65.

Death Benefits. If a participant dies before receiving any SERP benefit, the participant’s designated beneficiary will receive the accrued benefit’s present value in a lump sum or a series of installments, as the participant elects in advance.

Change in Control. If a change in control of Applied (as defined in the SERP) occurs, each participant will be 100% vested, regardless of age and service, in his accrued normal retirement benefit. In addition, the benefit will be increased because the participant will be credited with additional years of service and age equal to one-half the difference between the participant’s age at the time of the change in control and age 65, up to a maximum of 10 years. The benefit will be paid in a lump sum unless the participant previously elected a different payment option.

Non-Competition. Except if a change in control occurs, payment of SERP benefits is subject to the condition that the participant will not compete with Applied.

Pension Benefits — Fiscal 2008 Year-End

The following table shows the present value of accumulated benefits payable to the named executive officers and their years of credited service under the SERP.

			Present Value of
		Number of Years	Accumulated Benefit	Payments during
Name	Plan Name	Credited Service (#)	($) (1) (2)	Last Fiscal Year ($)
D. Pugh (3)	SERP	9.5	4,390,629	0
B. Mondics	SERP	13.8	627,439	0
M. Eisele	SERP	17.1	1,695,178	0
J. Ramras	SERP	26.9	1,590,744	0
F. Bauer	SERP	15.8	676,810	0
B. Purser (4)	SERP	23.1	2,033,767	3,800,000

(1)	This figure reflects a single-sum value of the annual pension benefit earned through June 30, 2008, payable at age 65. The plan’s actuary used the following key assumptions, pursuant to SEC rules, to determine the values:

• A discount rate of 6.00%, the FAS 87 discount rate as of June 30, 2008,

•    Benefits are paid in a single lump sum using the Pension Protection Act 2008 Optional Combined Unisex Mortality Table and a three-segment interest rate structure in effect for January 2008 with 4.34% for the first five years, 4.67% for the next 15 years, and 4.81% thereafter, and

• No probability of termination, retirement, death, or disability before normal retirement age.

Actual lump sum payments at retirement would be determined based on assumptions in effect at that time, along with the participant’s age, years of service, and pay history; however, Mr. Purser’s value is based on his actual benefit.

(2)	Except as indicated below with respect to Mr. Pugh, SERP benefits are not subject to deductions for Social Security benefits or other offset amounts. Mr. Pugh does not yet have the requisite 10 years’ service for vesting of benefits, but will meet this requirement in January 2009. Messrs. Eisele, Ramras, and Bauer are under 55 years of age but are eligible for deferred vested benefits. Mr. Mondics is also under 55 but is ineligible for deferred vested benefits because he has not served as an executive officer for at least five years.

(3)	The figures in the table reflect the present value of benefits based on an annual benefit of 45% of average base salary and annual cash incentive compensation as defined in the plan. If, however, Mr. Pugh is credited with at least 10 years of service, his benefit will be based on 60% of annual total cash compensation. Under these circumstances, his benefit would be reduced by the benefit payable to him at age 65 in a single life form under all former employer plans and then reduced further by 50% of his primary Social Security benefit.

(4)	Mr. Purser retired on December 31, 2007. Pursuant to his prior election, Applied paid the initial $3,800,000 portion (a grandfathered pre-2005 benefit under section 409A) of his SERP distribution in January 2008. Mr. Purser received a second portion of his distribution in July 2008 and, subject to his compliance with the SERP provisions, will receive the remaining two portions in July 2009 and 2010.

Nonqualified Deferred Compensation

Applied maintains two nonqualified, unfunded defined contribution plans that provide benefits to key employees, including executive officers. Eligibility is limited to highly compensated or management employees whose benefits under the Retirement Savings Plan are subject to certain Code limitations.

Supplemental Defined Contribution Plan

The Supplemental Defined Contribution Plan permits highly compensated employees to defer a portion of their compensation that cannot be deferred under the Retirement Savings Plan due to Code limitations.

Participants are always fully vested in their Supplemental Defined Contribution Plan deferrals. Applied does not make contributions to the plan. In general, with the exception of Applied stock, participants have the same diverse investment options as they have in the Retirement Savings Plan.

Participants may receive distributions in a lump sum or in installments, as specified in the participant’s deferral election form. Acceleration of distributions is prohibited and any distribution change must comply with Code section 409A. Other than a date specified in a deferral election form, the plan only permits withdrawals, while employed, due to an unforeseeable emergency as allowed under section 409A.

Each named executive officer has a plan account. Messrs. Mondics, Eisele, and Ramras made deferrals into the plan in 2008.

Deferred Compensation Plan

The Deferred Compensation Plan permits executive officers to defer a portion or all of the awards payable under an annual incentive plan or performance grant program. The plan’s purpose is to promote increased efforts on Applied’s behalf through increased investment in Applied stock.

The plan gives each annual incentive plan participant the opportunity to defer payment of his or her cash award. A participant who elects to make a deferral may have the amounts deemed invested in Applied stock and/or in a money market fund.

Prior to 2008, if a participant elected to have at least 50% of an annual incentive plan award invested in Applied stock, then Applied contributed an additional amount equal to 10% of the amount so invested. Similarly, if an executive deferred a cash performance grant award and invested it in stock, Applied contributed an additional amount equal to 10% of the amount so invested. Effective beginning in 2008, Applied eliminated the 10% matching contribution feature.

Participants may receive distributions in a lump sum or in installments over a period not exceeding 10 years, as specified in the participant’s deferral election form. Acceleration of distributions is prohibited and any distribution change must comply with section 409A. Other than a date specified in a deferral election form, the plan only permits withdrawals, while employed, due to an unforeseeable emergency as allowed under section 409A.

Although none of the named executive officers deferred pay into the Deferred Compensation Plan in 2008, Messrs. Pugh, Eisele, Ramras, and Purser have plan accounts.

Nonqualified Deferred Compensation — Fiscal 2008

The following table presents total contribution, earnings, and balance information for the named executive officers’ Supplemental Defined Contribution Plan and the Deferred Compensation Plan accounts for 2008.

	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate
	Contributions	Contributions	(Losses)	Withdrawals/	Balance at Last
Name	in Last FY ($)	in Last FY ($)	in Last FY ($)	Distributions ($)	FYE ($)
D. Pugh	0	0	(727,808)	0	4,600,223
B. Mondics	117,230	0	(18,742)	0	174,838
M. Eisele	88,357	0	(61,860)	0	622,045
J. Ramras	109,780	0	(102,028)	0	1,011,220
F. Bauer	0	0	(9,092)	0	104,741
B. Purser	0	0	(50,419)	1,666,012	440,307

Potential Payments upon Termination or Change in Control

The summaries and tables below describe the compensation and benefits that would have been payable to each named executive officer employed at June 30, 2008, if, as of that date, there had occurred (a) a termination of the executive’s employment with Applied prior to a change in control, (b) a termination of employment due to death, disability, or retirement, (c) a change in control of Applied, or (d) a termination of employment following a change in control. Compensation and benefits earned prior to the event, and not contingent on the event’s occurrence, are not included in the summaries or tables.

Payments in the Event of a Termination

Applied does not have a formal severance policy or arrangement that provides payments to executive officers if termination of employment occurs (other than in the circumstance of a change in control or by reason of death, disability, or retirement). The Board and its Executive Organization & Compensation Committee retain discretion to determine the severance benefits, if any, that will be offered.

Regardless of reason, if an executive officer’s employment terminates (other than in the circumstance of a change in control or by reason of death, disability or retirement) prior to the end of a vesting or performance period, then the following shall occur:

•	Annual incentive awards under the Management Incentive Plan (“MIP”) shall be forfeited.

•	Performance grants shall be forfeited.

•	SARs that have not yet vested shall be forfeited.

•	SERP benefits that have accrued shall be forfeited if the participant separates from service prior to becoming eligible for normal, early, or deferred vested retirement benefits. SERP benefits payable to named executive officers are more fully described on pages 27-28 in “Pension Plans.”

•	The accrual of all other compensation and benefits under Applied’s qualified and nonqualified benefit plans shall cease.

•	All other perquisites and other personal benefits shall cease.

Payments in the Event of Death, Disability, or Retirement

If an executive officer’s employment terminates by reason of death, disability, or retirement (other than following a change in control), then the following shall occur:

•	Annual incentive awards under the MIP shall become payable on a pro rata basis at the end of the performance period based on the number of quarters during which the executive worked during the performance period and the actual achievement of performance targets.

•	Performance grants shall become payable on a pro rata basis based on the number of quarters during which the executive worked during the performance period and the actual achievement of performance targets.

•	SARs that have not yet vested shall become vested.

•	SERP benefits payable on death, separation from service, or termination due to disability to named executive officers are more fully described in “Pension Plans.”

•	Upon retirement or termination due to disability after reaching age 55, the executive may continue to participate in Applied’s health benefit plans on the same basis, and after paying the same contribution rates, as active employees.

•	The accrual of all other compensation and benefits under Applied’s qualified and nonqualified benefit plans shall cease.

•	All other perquisites and other personal benefits shall cease.

Annual incentive compensation, performance grants, stock options and SARs, and SERP benefits payable to executive officers upon separation from service or termination due to disability are subject to forfeiture if the executive competes with Applied following termination, or in certain other circumstances engages in acts inimical to Applied’s interests.

Payments in the Event of a Change in Control

Change in Control Agreements. Applied does not have employment agreements with its executive officers. However, Applied has entered into change in control agreements with each of them. The agreements obligate Applied to provide severance benefits to an executive officer who incurs a separation from service effected either by the officer for “good reason” or by Applied “without cause” if the separation occurs within three years after a change in control. The executive officer, in turn, is required not to compete with Applied for one year following the separation and to hold in confidence Applied confidential information and trade secrets.

No compensation or benefits are payable under the agreement on any termination of the executive’s employment prior to a change in control, or following a change in control if the executive’s employment is terminated by Applied for cause or by reason of death, disability, or retirement.

The compensation and principal benefits to be provided under the agreements to the executive officers are as follow:

•	A lump sum severance payment equal to three times the aggregate amount of the executive’s annual base salary and target annual incentive pay, reduced proportionately if the officer would reach age 65 within three years after termination;

•	A cash payment for any vested, unexercised SARs held on the termination date, equal to the difference between the exercise price and the higher of (a) the mean of the high and low trading prices on the NYSE on the termination date, and (b) the highest price paid for Applied common stock in connection with the change in control;

•	Continued participation in Applied’s employee benefit plans, programs, and arrangements, or equivalent benefits for three years after termination at the levels in effect immediately before termination;

•	Outplacement services; and

•	An additional payment in an amount sufficient, after payment of taxes on the additional payment, to pay any required “parachute” excise tax.

“Change in control” is generally defined as follows:

•	A merger of Applied with another entity or a sale of substantially all of Applied’s assets to a third party, following which Applied’s shareholders prior to the transaction hold less than a majority of the combined voting power of the merged entities or asset acquirer,

•	Acquisition of beneficial ownership by any person of 20% or more of Applied’s then-outstanding common stock, or

•	One quarter or more of the members of the Board of Directors being persons other than (a) directors who were in office on the agreement date or (b) directors who are elected after such date and whose nomination or election is approved by two-thirds of directors then in office or their successors approved by that proportion.

“Good reason” means the following:

•	Diminution of position or assigned duties, excluding an isolated, insubstantial, and inadvertent action not in bad faith,

•	Reduction of compensation, incentive compensation potential, or benefits following a change in control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith,

•	Applied requiring the executive to change principal place of employment or to travel to a greater extent than required immediately prior to a change in control, or

•	Failure of a successor to Applied to assume Applied’s obligations under the agreement.

Previously, a termination by the executive during the 30-day period immediately following the first anniversary of a change in control was also conclusively deemed to be a termination for good reason; however, in 2008, Applied and the executive officers entered into new change in control agreements without this provision.

Applied may modify or terminate its obligations under the agreements at any time prior to a change in control so long as the modification or termination is not made in anticipation of or in connection with a change in control.

2007 Long-Term Performance Plan. The 2007 Long-Term Performance Plan (as well as the 1997 Long-Term Performance Plan it replaced) provides that if a change in control occurs, then all SARs outstanding will become fully exercisable and all cash awards, including awards under a Management Incentive Plan, will become fully earned at the target incentive amount.

Supplemental Executive Retirement Benefits Plan. If a SERP participant is terminated following a change in control (as defined in the regulations under Code section 409A), or is receiving, or is eligible to receive, a retirement benefit when the change in control occurs, the executive is entitled to receive the actuarial equivalent of the executive’s retirement benefit in a lump sum. In addition, upon a change in control, the executive will be credited with additional years of service and age for benefit calculation purposes equal to half the difference between the executive’s age and age 65, up to a maximum of 10 years.

Quantitative Disclosure. Mr. Purser’s table below reflects benefits he earned that were contingent on his retirement on December 31, 2007. The other tables assume that a termination or change in control occurred on June 30, 2008, the last day of our fiscal year, and that the stock price for all calculations was $24.17, the closing price of Applied’s stock on the NYSE on that date. The tables include amounts earned through such time and are estimates of the amounts that would be paid out on the occurrence of the events shown. The actual payment amounts can be determined only at the time of the event. The amounts shown do not include benefits and payments that are generally available to all salaried employees on a non-discriminatory basis. Also, as noted above, compensation and benefits earned by an executive prior to an event shown, and not contingent on the event’s occurrence, are not reflected in the tables.

David L. Pugh, Chairman & Chief Executive Officer

					Termination
					without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change	Change	Termination)		due to
Payments	($)	($) (1)	($) (2)	in Control ($)	in Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	2,740,200	0	0	0
Management Incentive Plan	0	0	0	0	2,466,180	0	0	0
Performance Grants (3)	0	0	0	0	0	979,500	979,500	979,500
SARs	0	0	0	0	0	600,494	600,494	600,494
SERP (4)	0	0	0	0	0	9,202,098	4,505,864	7,314,350	*
Health Care and Welfare Benefits (5)	0	0	0	0	115,200	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	5,528,417		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	0	0	0	0
Total	0	0	0	0	5,341,580	10,782,092	11,614,275	8,894,344	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Pugh is 59 and is therefore ineligible for normal retirement.

(2)	Mr. Pugh is ineligible for “early retirement” under Applied’s plans (other than retiree health care) because he has less than 10 years of service with Applied; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service (five of which are as an executive officer). He will, however, reach 10 years of service in January 2009.

(3)	Payout for performance grants upon change in control is prorated based on quarters elapsed in performance period and target payout. Payout upon retirement, death, or termination due to disability is prorated based on quarters elapsed in performance period and actual performance achieved during performance period – the chart assumes actual performance will correspond to target payout.

(4)	Calculation of post-termination SERP benefits assumes that the executive would receive his benefits in the installment payment form at the earliest date he would be eligible. To calculate the present value of the installment payments, a 6.00% discount rate and the three-segment interest rate structure in effect for January 2008, with 4.34% for the first five years, 4.67% for the next 15 years, and 4.81% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 6.00% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance (with premiums paid by the executive) provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic qualified plan benefit of 60% of base salary, with a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a disability benefit to participants with five years of service as an executive officer so that the total monthly disability benefit reaches 1/12th of 60% of the average of the executive’s highest three of the last 10 calendar years of total compensation (base salary plus annual incentive), without a maximum.

Benjamin J. Mondics, President & Chief Operating Officer

					Termination
					without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change	Change	Termination)		due to
Payments	($)	($) (1)	($) (2)	in Control ($)	in Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	1,200,000	0	0	0
Management Incentive Plan	0	0	0	0	675,000	0	0	0
Performance Grants (3)	0	0	0	0	0	183,344	183,344	183,344
SARs	0	0	0	0	0	52,795	52,795	52,795
Non-Officer Incentive Plan (4)	0	0	0	0	0	0	97,463	97,463
SERP (5)	0	0	0	0	0	1,804,286	700,002	0	*
Health Care and Welfare Benefits (6)	0	0	0	0	135,100	0	0	0
Life/Disability Insurance Proceeds (7)	0	0	0	0	0	0	1,317,818		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	1,057,951	805,109	0	0
Total	0	0	0	0	3,088,051	2,845,534	2,351,422	333,602	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Mondics is 50 and is therefore ineligible for normal retirement.

(2)	Mr. Mondics is ineligible for “early retirement” under Applied’s plans because he is 50; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service (five of which are as an executive officer).

(3)	Payout for performance grants upon change in control is prorated based on quarters elapsed in performance period and target payout. Payout upon retirement, death, or termination due to disability is prorated based on quarters elapsed in performance period and actual performance achieved during performance period — the chart assumes actual performance will correspond to target payout.

(4)	Shows payout under non-officer incentive plan in which Mr. Mondics participated prior to his promotion to an executive officer position.

(5)	Calculation of post-termination SERP benefits assumes that the executive would receive his benefits in the installment payment form at the earliest date he would be eligible. To calculate the present value of the installment payments, a 6.00% discount rate and the three-segment interest rate structure in effect for January 2008, with 4.34% for the first five years, 4.67% for the next 15 years, and 4.81% thereafter, are used.

(6)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(7)	Proceeds are payable from third-party insurance policies.

*	Applied’s supplemental LTD insurance (with premiums paid by the executive) provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic qualified plan benefit of 60% of base salary, with a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a disability benefit to participants with five years of service as an executive officer (Mr. Mondics does not yet qualify) so that the total monthly disability benefit reaches 1/12th of 60% of the average of the executive’s highest three of the last 10 calendar years of total compensation (base salary plus annual incentive), without a maximum.

Mark O. Eisele, Vice President – Chief Financial Officer & Treasurer

					Termination
					without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change	Change	Termination)		due to
Payments	($)	($) (1)	($) (2)	in Control ($)	in Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	1,245,600	0	0	0
Management Incentive Plan	0	0	0	0	747,360	0	0	0
Performance Grants (3)	0	0	0	0	0	257,200	257,200	257,200
SARs	0	0	0	0	0	158,336	158,336	158,336
SERP (4)	0	0	0	0	0	3,165,887	1,438,236	1,971,553	*
Health Care and Welfare Benefits (5)	0	0	0	0	119,700	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,963,000		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	1,111,904	1,229,756	0	0
Total	0	0	0	0	3,244,564	4,811,179	3,816,772	2,387,089	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Eisele is 51 and is therefore ineligible for normal retirement.

(2)	Mr. Eisele is ineligible for “early retirement” under Applied’s plans because he is 51; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service (five of which are as an executive officer).

(3)	Payout for performance grants upon change in control is prorated based on quarters elapsed in performance period and target payout. Payout upon retirement, death, or termination due to disability is prorated based on quarters elapsed in performance period and actual performance achieved during performance period – the chart assumes actual performance will correspond to target payout.

(4)	Calculation of post-termination SERP benefits assumes that the executive would receive his benefits in the installment payment form at the earliest date he would be eligible. To calculate the present value of the installment payments, a 6.00% discount rate and the three-segment interest rate structure in effect for January 2008, with 4.34% for the first five years, 4.67% for the next 15 years, and 4.81% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 6.00% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental LTD insurance (with premiums paid by the executive) provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic qualified plan benefit of 60% of base salary, with a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a disability benefit to participants with five years of service as an executive officer so that the total monthly disability benefit reaches 1/12th of 60% of the average of the executive’s highest three of the last 10 calendar years of total compensation (base salary plus annual incentive), without a maximum.

Jeffrey A. Ramras, Vice President – Supply Chain Management

					Termination
					without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change	Change	Termination)		due to
Payments	($)	($) (1)	($) (2)	in Control ($)	in Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	1,014,000	0	0	0
Management Incentive Plan	0	0	0	0	507,000	0	0	0
Performance Grants (3)	0	0	0	0	0	167,967	167,967	167,967
SARs	0	0	0	0	0	91,796	91,796	91,796
SERP (4)	0	0	0	0	0	2,417,361	1,319,885	1,473,037	*
Health Care and Welfare Benefits (5)	0	0	0	0	119,700	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,498,255		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	863,504	1,025,592	0	0
Total	0	0	0	0	2,524,204	3,702,716	3,077,903	1,732,800	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Ramras is 53 and is therefore ineligible for normal retirement.

(2)	Mr. Ramras is ineligible for “early retirement” under Applied’s plans because he is 53; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service (five of which are as an executive officer).

(3)	Payout for performance grants upon change in control is prorated based on quarters elapsed in performance period and target payout. Payout upon retirement, death, or termination due to disability is prorated based on quarters elapsed in performance period and actual performance achieved during performance period – the chart assumes actual performance will correspond to target payout.

(4)	Calculation of post-termination SERP benefits assumes that the executive would receive his benefits in the installment payment form at the earliest date he would be eligible. To calculate the present value of the installment payments, a 6.00% discount rate and the three-segment interest rate structure in effect for January 2008, with 4.34% for the first five years, 4.67% for the next 15 years, and 4.81% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 6.00% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental LTD insurance (with premiums paid by the executive) provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic qualified plan benefit of 60% of base salary, with a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a disability benefit to participants with five years of service as an executive officer so that the total monthly disability benefit reaches 1/12th of 60% of the average of the executive’s highest three of the last 10 calendar years of total compensation (base salary plus annual incentive), without a maximum.

Fred D. Bauer, Vice President – General Counsel & Secretary

					Termination
					without
					Cause or
				Termination	for Good
	Termination			for Cause	Reason	Change in
	(No Change	Normal	Early	Following	Following	Control (No		Termination
Benefits and	in Control)	Retirement	Retirement	Change	Change	Termination)		due to
Payments	($)	($) (1)	($) (2)	in Control ($)	in Control ($)	($)	Death ($)	Disability ($)
Base Salary	0	0	0	0	1,012,200	0	0	0
Management Incentive Plan	0	0	0	0	506,100	0	0	0
Performance Grants (3)	0	0	0	0	0	179,500	179,500	179,500
SARs	0	0	0	0	0	102,833	102,833	102,833
SERP (4)	0	0	0	0	0	906,548	637,034	1,430,075	*
Health Care and Welfare Benefits (5)	0	0	0	0	109,500	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,499,255		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	0	0	0	0
Total	0	0	0	0	1,647,800	1,188,881	2,418,622	1,712,408	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Bauer is 42 and is therefore ineligible for normal retirement.

(2)	Mr. Bauer is ineligible for “early retirement” under Applied’s plans because he is 42; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service (five of which are as an executive officer).

(3)	Payout for performance grants upon change in control is prorated based on quarters elapsed in performance period and target payout. Payout upon retirement, death, or termination due to disability is prorated based on quarters elapsed in performance period and actual performance achieved during performance period – the chart assumes actual performance will correspond to target payout.

(4)	Calculation of post-termination SERP benefits assumes that the executive would receive his benefits in the installment payment form at the earliest date he would be eligible. To calculate the present value of the installment payments, a 6.00% discount rate and the three-segment interest rate structure in effect for January 2008, with 4.34% for the first five years, 4.67% for the next 15 years, and 4.81% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 6.00% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits, accidental death and dismemberment insurance, car allowance, gas and maintenance, annual physical examination, and annual financial planning and tax service reimbursement and related gross-up payments.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental LTD insurance (with premiums paid by the executive) provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic qualified plan benefit of 60% of base salary, with a $3,000 per month maximum benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a disability benefit to participants with five years of service as an executive officer so that the total monthly disability benefit reaches 1/12th of 60% of the average of the executive’s highest three of the last 10 calendar years of total compensation (base salary plus annual incentive), without a maximum.

Bill L. Purser, Retired President

Benefits and Payments	Early Retirement on December 31, 2007 ($)
Management Incentive Plan (1)	245,245
Performance Grants (2)	479,955
SARs (3)	566,575
Total	1,291,775

(1)	Management Incentive Plan payout upon retirement is prorated based on quarters elapsed in the year and actual performance achieved during the year. The chart shows Mr. Purser’s actual payout in August 2008.

(2)	Payout for performance grants upon retirement is prorated based on quarters elapsed in the three-year performance period and actual performance achieved during the period. The chart assumes actual performance will correspond to target payout for amounts payable following the end of 2009 and 2010.

(3)	Calculated using $29.02 closing price of Applied’s stock on the NYSE on December 31, 2007.

COMPENSATION COMMITTEE REPORT

The Executive Organization & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the annual report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC.

EXECUTIVE ORGANIZATION &
COMPENSATION COMMITTEE

William G. Bares, Chair
John F. Meier
Stephen E. Yates

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board according to applicable laws and SEC and NYSE rules, and operates under a written charter. The charter is posted at the investor relations area of Applied’s website at www.applied.com.

In performing its responsibilities relating to the audit of Applied’s consolidated financial statements for the fiscal year ended June 30, 2008, the committee reviewed and discussed the audited financial statements with management and Applied’s independent auditors, Deloitte & Touche. The committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The independent auditors also provided to the committee the letter and written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T. The committee discussed with Deloitte & Touche their independence and also considered whether their provision of non-audit services to Applied is compatible with maintaining their independence.

Based on the reviews and discussions described above, the committee recommended to the Board that the audited financial statements be included in Applied’s 2008 annual report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

Thomas A. Commes, Chair
Edith Kelly-Green
J. Michael Moore

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Applied’s executive officers and directors, and persons who beneficially own more than 10% of Applied’s stock, must file initial reports of ownership and reports of changes in ownership with the SEC. Copies must be furnished to Applied.

Based solely on a review of forms furnished to us and written representations from Applied’s executive officers and directors, we believe that during the fiscal year ended June 30, 2008 all filing requirements were satisfied on a timely basis, except for the following: sales of 1,500 and 3,100 shares by James T. Hopper, Vice President-Chief Information Officer, were reported two days and one day late, respectively; and a sale of 5,200 shares by Dr. Jerry Sue Thornton, a director, was reported one day late.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals by shareholders for inclusion in our 2009 annual meeting proxy statement must be received by Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115, no later than May 8, 2009. Under Ohio law, only proposals included in the meeting notice may be raised at a meeting of shareholders. Accordingly, if you wish to nominate a candidate for director or bring other business from the floor of the 2009 annual meeting, you must notify the Secretary in writing by August 21, 2009.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the meeting. If other matters requiring a shareholder vote arise, including the question of adjourning the meeting, the persons named on the accompanying proxy card will vote your shares according to their judgment in the interests of Applied.

By order of the Board of Directors.

Fred D. Bauer
Vice President-General Counsel
& Secretary

Dated: September 5, 2008

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by Monday, October 20, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - L. Thomas Hiltz	☐	☐	02 - John F. Meier	☐	☐	03 - David L. Pugh	☐	☐

	04 - Peter C. Wallace	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of independent auditors.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /	2008
    +

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors
The undersigned appoints David L. Pugh, Benjamin J. Mondics, and Mark O. Eisele, and each of them, as Proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 21, 2008, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side:
(The Board of Directors recommends a vote FOR Items 1 and 2)
1. Election of Directors (for a term of 3 years). The nominees are L. Thomas Hiltz, John F. Meier, David L. Pugh and Peter C. Wallace.
2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.
3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.
When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR Items 1 and 2.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.
SEE REVERSE SIDE

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by Thursday, October 16, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card — Retirement Savings Plan	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - L. Thomas Hiltz	☐	☐	02 - John F. Meier	☐	☐	03 - David L. Pugh	☐	☐

	04 - Peter C. Wallace	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of independent auditors.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /	2008
    +

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Confidential Voting Instructions — Applied Industrial Technologies, Inc.

To: Wachovia Retirement Services, Trustee (the “Trustee”) for the
Applied Industrial Technologies, Inc. Retirement Savings Plan (the “Plan”)
I, the undersigned, as a Participant in the Plan, instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of Applied Industrial Technologies, Inc. allocated to my account and any shares not otherwise directed under the Plan on the record date for the Annual Meeting of Shareholders to be held on October 21, 2008.
(The Board of Directors recommends a vote FOR Items 1 and 2)
1. Election of Directors (for a term of 3 years). The nominees are L. Thomas Hiltz, John F. Meier, David L. Pugh and Peter C. Wallace.
2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.
3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.
When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR Items 1 and 2.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.
SEE REVERSE SIDE

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by Thursday, October 16, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card — Supplemental Defined Contribution Plan	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - L. Thomas Hiltz	☐	☐	02 - John F. Meier	☐	☐	03 - David L. Pugh	☐	☐

	04 - Peter C. Wallace	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of independent auditors.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /	2008
    +

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Confidential Voting Instructions — Applied Industrial Technologies, Inc.

To: Wachovia Retirement Services, Trustee (the “Trustee”) for the
Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan (the “Plan”)
I, the undersigned, as a Participant in the Plan, instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of Applied Industrial Technologies, Inc. allocated to my account under the Plan on the record date for the Annual Meeting of Shareholders to be held on October 21, 2008.
(The Board of Directors recommends a vote FOR Items 1 and 2)
1. Election of Directors (for a term of 3 years). The nominees are L. Thomas Hiltz, John F. Meier, David L. Pugh and Peter C. Wallace.
2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.
3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.
When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR Items 1 and 2.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.
SEE REVERSE SIDE